Exhibit 10.2

Performance Share Unit Agreement

This Performance Share Unit Agreement (this “Agreement”) is made and entered into as of [   ] __, 202  (the “Grant Date”) by and between South State Corporation, a South Carolina corporation ( “SSC”), and __________________ (the “Participant”). Capitalized terms that are used but not defined herein have the meanings ascribed to them in the 2020 Omnibus Incentive Plan (the “Plan”). SSC and each Subsidiary are collectively referred to as the “Company.”

WHEREAS, SSC has adopted the Plan pursuant to which Restricted Share Units may be granted upon the attainment of the performance goals set forth on Exhibit A (the “Performance Goals”) and the continued service of the Participant (“Performance Share Units”); and

WHEREAS, the Committee (as defined in the Plan) has determined that it is in the best interests of SSC and its shareholders to grant the award of Performance Share Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Performance Share Units. SSC hereby grants to the Participant an Award for a target number of ___ Performance Share Units (the “Target Award”). Each Performance Share Unit (hereinafter referred to as a “PSU”) represents the right to receive one Share and the right to accrue dividend equivalents thereon (the “Dividend Equivalents”) based upon the level of achievement of the Performance Goals in accordance with Exhibit A, each as settled as set forth in Section 10 of this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan.

2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2021 and ending on December 31, 2023.

3.Performance Goals.

3.1The number of PSUs earned by the Participant will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A, as determined by the Committee in its sole discretion, rounded to the nearest whole PSU. All determinations of whether Performance Goals have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Agreement shall be made by the Committee in its sole discretion.

3.2Following completion of the Performance Period (and no later than sixty (60) days following such date), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of PSUs that the Participant shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

4.Vesting of PSUs. Except as otherwise provided in Sections 5 and 6 of this Agreement, the PSUs will vest and become nonforfeitable on the date that the Committee certifies the achievement of the Performance Goals in accordance with Section 3.2 (the “PSU Vesting Date”), subject to (a) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A, and (b) the Participant’s continuous service from the Grant Date through the PSU Vesting Date.

5.Termination of Service.

5.1Except as otherwise expressly provided in this Agreement, if there is a Termination of Service at any time before the PSU Vesting Date, the Participant’s unvested PSUs and any accrued but unpaid Dividend Equivalents shall be automatically forfeited upon such Termination of Service and neither SSC nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

5.2Notwithstanding Section 5.1, if there is a Termination of Service prior to the PSU Vesting Date (a) by SSC or a Subsidiary without Good Cause (as defined below), (b) by the Participant with Good Reason (as defined below) or (c) as a result of the Participant’s death or Disability (as defined below), the PSUs will vest on such date at the Target Award. The Participant shall also become immediately entitled to the payment of any accrued but unpaid Dividend Equivalents on such vested PSUs pursuant to the previous sentence.

(a)	The term “Good Cause” means “Cause” as defined in the agreement between the Participant and SSC or a Subsidiary governing the Participant’s employment.
(b)

The term “Good Reason” has the definition provided in the agreement between the Participant and SSC or a Subsidiary governing the Participant’s employment, or if not so defined, means the occurrence of any of the following without the Participant’s advance written consent: (1) a diminution of the Participant’s base salary, (2) a material diminution of the Participant’s authority, duties, or responsibilities, (3) a material change in the geographic location at which the Participant must perform services for SSC or a Subsidiary, which, for purposes of this provision shall be a location outside the 50 mile radius from the Participant’s primary residence, or (4) any other action or inaction that constitutes a material breach by SSC of this Agreement or any employment agreement between SSC or a Subsidiary and the Participant. The Participant must give notice to the Company of the existence of one or more of the conditions described in clauses (1) through (4) above within 90 days after the initial existence of when the condition, and SSC and/or a Subsidiary shall have 30 days thereafter to remedy the condition. In addition, the Participant’s voluntary termination because of the existence of one or more of the conditions described in clauses (1) through (4) above must occur within 24 months after the initial existence of the condition.

(c)

The term “Disability” has the definition provided in the agreement between the Participant and SSC or a Subsidiary governing the Participant’s employment, or if not so defined, means an independent physician selected by SSC and reasonably acceptable to the Participant or the Participant’s legal representative determines that, because of illness or accident, the Participant is unable to perform the Participant’s duties and will be unable to perform the Participant’s duties for a period of 90 consecutive days, and the insurance company that is providing the Participant’s disability insurance coverage concurs that the Participant is considered disabled pursuant to the terms and conditions of the insurance policy offered by SSC or any Subsidiary. The Participant shall not be considered disabled, however, if the Participant returns to work on a full-time basis within 30 days after SSC or Subsidiary gives notice of termination due to Disability. Notwithstanding the foregoing, in the event the award is considered nonqualified deferred compensation as defined under Section 409A of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the “Code”), settlement will be made upon the Participant’s Disability only if such Disability is a “disability” as defined under Section 409A of the Code.

5.3Notwithstanding Section 5.1 or 5.2, if there is a Termination of Service prior to the PSU Vesting Date as a result of Participant’s Retirement (as defined below), the Participant will receive the following:

(a)If the Participant signs a standard two-year non-competition, non-solicitation agreement, PSUs granted under this Agreement shall vest on the PSU Vesting Date subject to the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A.

(b)If the Participant does not sign a standard two-year non-competition, non-solicitation agreement, PSUs granted under this Agreement will vest pro rata as of the retirement date based on the Target Award  multiplied by a fraction, the numerator of which equals the number of days between the Grant Date and the date of retirement and the denominator of which equals the total number of days in the Performance Period.

(c)The term “Retirement” means either (i) reaching the age of 65 or (i) reaching the age of 55 plus having at least ten (10) years of Continuous Service with SSC or a Subsidiary or any predecessor.  The term “Continuous Service” means the absence of any interruption or Termination of Service as an Employee of SSC or a Subsidiary or the predecessor of either. Service will not be considered interrupted in the case of sick leave, military leave, family leave or any other leave of absence approved by SSC or a Subsidiary or in the case of a Participant’s transfer between SSC or a Subsidiary or any successor to SSC or a Subsidiary.  With respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a termination of Continuous Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

6.Effect of a Change of Control.

6.1If the Participant is employed with SSC or a Subsidiary upon the occurrence of a Change of Control (as defined in the Plan), all unvested PSUs that are not (i) assumed and continued under the terms and conditions as set forth under this Agreement, or (ii) replaced with another award that has a value at least equal to value of the PSUs being replaced and its terms and conditions are not less favorable to the Participant than the terms and conditions of the PSUs being replaced (collectively, a “Replacement Award”), by the successor to SSC in such Change of Control or an Affiliate of such successor (a “Surviving Entity”), shall vest in an amount equal to the full value of the Award based on the greater of: (a) the number of PSUs that would have vested (if any) if the Performance Period ended on the date of the Change of Control (based on the actual performance achieved through such date as determined in accordance with Exhibit A), or (b) the Target Award  and will be payable in accordance with Section 10(iii) of this Agreement.  The Participant shall also become immediately vested in any accrued but unpaid Dividend Equivalents on such vested PSUs pursuant to the previous sentence, which will be payable in accordance with Section 10(iii) of this Agreement. Any Replacement Awards shall be adjusted as to the Shares into which such PSUs shall convert in accordance with Section 11.2 of the Plan.  The Compensation Committee and/or the Board’s determination with respect to any adjustments will be conclusive.  Any Replacement Award will be subject to the same terms and conditions as set forth under this Agreement and in the manner provided in Section 11.2 of the Plan.

6.2In the event of the Participant’s Termination of Service (a) by a Subsidiary without Good Cause, or (b) y the Participant with Good Reason, in each case within 12 months following the Change of Control, any Replacement Awards shall be vested and will become earned based on the Target Award, and will be settled not later than thirty (30) days following the date of such termination.

(a)For purposes of this Section 6.2, any references to the Company, SSC or Subsidiary in the definition of Good Reason set forth in Section 5.2(b) shall include the Surviving Entity.

7.Form of Payment of PSUs and Dividend Equivalents. Except as set forth in Section 6 of this Agreement, payment in respect of the PSUs earned for the Performance Period shall be made in Shares and settled as set forth in Section 10 of this Agreement.  Except as set forth in Section 6 of this Agreement, and unless otherwise determined by the Committee, Dividend Equivalents on PSUs shall be accrued during the period between the Grant Date and the PSU Vesting Date and paid out in cash when, and to the extent, the underlying vested PSUs to which they relate are settled as set forth in Section 10 of this Agreement.

8.Transferability of PSUs. Subject to any exceptions set forth in the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.

9.Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to the PSUs, including voting rights and the right to any dividends. The Participant will be entitled to Dividend Equivalents at the same rate per Share as are paid on the Shares between the Grant Date and the Settlement Date (under Section 10 below).  The number of Shares that such Dividend Equivalents shall be paid upon will be based on the actual number of PSUs that vest and settle, without regard to any underlying Shares that may be withheld to pay applicable taxes.

10.Settlement of PSUs.

10.1Settlement of the number of earned PSUs (if any) shall be made in Shares in whole or in part upon the earliest of:

(i)the PSU Vesting Date;

(ii)the date of the Participant’s Termination of Service pursuant to Section 5.2 or 5.3; and

(iii)with respect to PSUs that vest under Section 6, the date of consummation of a Change of Control.

The first of 10.1(i), (ii), and (iii) to occur shall be the “Settlement Date.”

10.2Upon the settlement under Section 10.1, on the second payroll date following the Settlement Date but within the taxable year of such Settlement Date (however, in cases where such Settlement Date is after December 15th, distribution will occur on the first payroll date of the subsequent calendar year), SSC shall deliver to the Participant (or the Participant’s estate in the event of Participant’s death) a certificate or certificates representing the number of Shares equal to the number of vested and earned PSUs and a cash payment (less applicable withholding taxes) equal to the accrued Dividend Equivalents with respect to the PSUs vested and earned as of such Settlement Date.  In the case of a settlement occurring as a result of Section 10.1(iii), in the event the Participant is considered a “specified employee” within the meaning of Section 409A of the Code at the time of separation from service, such payment (including Dividend Equivalents) will take place on the first payroll date that follows the date that is six months after the Participant’s separation from service if such delay is required in order to comply with Section 409A of the Code.

10.3It is intended that the PSUs and the exercise of authority or discretion hereunder shall be exempt from or otherwise comply with Section 409A of the Code so as not to subject the Participant to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, to the extent that any United States Department of the Treasury regulations, guidance, interpretations, or changes to Section 409A of the Code would result in the Participant becoming subject to interest and additional taxes under the Section 409A of the Code, SSC and the Participant agree to amend this Agreement to bring the PSUs into compliance with Section 409A of the Code.

10.4As a condition to the receipt of the Shares covered by this Agreement, SSC may require the Participant to make any representation and warranty to SSC as may be required by any applicable law or regulation.

11.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant or Director of SSC or a Subsidiary. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of SSC or a Subsidiary to terminate the Participant’s service or employment at any time, with or without Good Cause.

12.Adjustments. If any change is made to the outstanding common stock or the capital structure of SSC, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Article X of the Plan.

13.Tax Liability and Withholding.

13.1The Participant shall be required to pay to SSC, and SSC shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and Dividend Equivalents and the distribution of Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)tendering a cash payment; or

(b)authorizing SSC to withhold Shares from the Shares otherwise issuable or deliverable to the Participant; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

13.2Notwithstanding any action SSC takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and SSC (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any Shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

14.Compliance with Law. The issuance and transfer of Shares in connection with the PSUs shall be subject to compliance by SSC and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of SSC and its counsel.

15.Notices. Any notice required to be delivered to SSC under this Agreement shall be in writing and addressed to the General Counsel of SSC at SSC’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of SSC. Either party may designate another address in writing (or by such other method approved by SSC) from time to time. By signing this Agreement, Participant consents to receive notices and documents related to this Agreement or the Plan by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by SSC or another third party designated by SSC.

16.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of South Carolina without regard to conflict of law principles.

17.PSUs Subject to Plan. This Agreement is subject to the Plan as approved by SSC’s shareholders. In the event of a conflict between any term or provision herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail unless any term conflicts with Section 409A of the Code then the terms of the Plan will prevail as to any application of Section 409A of the Code.

18.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of SSC. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.No Right To Future Awards. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of SSC.

21.Entire Agreement and Amendment. Except as provided herein, this Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  The Committee has the right to amend, alter, or discontinue the PSUs; provided, that, no amendment, alteration, or discontinuation shall materially impair the Participant’s rights under this Agreement without the Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. Any amendment, alteration, or discontinuation of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with SSC or a Subsidiary.

22.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, SSC makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall SSC be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

23.No Impact on Other Benefits. The value of the Participant’s PSUs is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including, without limitation, any electronic signature complying with applicable law, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTH STATE CORPORATION
By:
Susan Bagwell Director of Human Resources
PARTICIPANT
By:

EXHIBIT A

Performance Period

The Performance Period shall commence on January 1, 2021 and end on December 31, 2023.

Performance Goals

The number of PSUs earned shall be determined by reference to SSC’s Tangible Book Value (“TBV”) Growth Per Share (“TBV Growth”) and Adjusted Return on Average Tangible Common Equity (ROATCE) over three-year period versus peers (“ROATCE PSUs”).  The total number of PSUs earned by the Participant shall equal the sum of the TBV Growth PSUs earned and the ROATCE PSUs earned (as explained below).

TBV Growth PSU Portion of the Award (50% weighting)

TBV Growth means SSC’s compound annual growth rate (“CAGR”) in tangible book value per share over the Performance Period, to include the value of dividends paid per share, excluding (1) the impact of the merger-related expenses associated with the South State Bank CenterState Bank merger occurring after the start of the Performance Period, (2) the impact of Share repurchase activity on the TBV per Share, and (3) the TBV impact of the Duncan Williams merger, including the associated merger-related expenses occurring after the start of the Performance Period.  Excluding expenses incurred from future mergers will be at the discretion of the Committee.

For example, assume the beginning TBV per share is $40.00, ending TBV per share is $50.00, and cumulative dividends paid per share during the period are $6.00.  The CAGR would be calculated using an ending TBV of $56.00 ($50.00 + $6.00), resulting in total TBV growth of 40% ($56.00/$40.00), for a 3 year CAGR of 11.87%.

•	<10% TBV Growth = 0% of Target Award earned
•	10% TBV Growth = 50% of Target Award earned
•	11% TBV Growth = 100% of Target Award earned
•	12% or greater TBV Growth = 150% of Target award earned

Awards are earned pro rata between the TBV Growth.  Growth is defined as December 31, 2023 TBV per share (as adjusted) plus all dividends paid per share between January 1, 2021 and December 31, 2023 less December 31, 2020 TBV per share, divided by December 31, 2020 TBV per share, expressed as a compound annual percentage.

ROATCE PSU Portion of the Award (50% weighting)

Adjusted Return on Average Tangible Common Equity (ROATCE) over three year Performance Period versus SSC’s Peer Group (as defined below).

•

ROATCE excludes after-tax amortization of intangibles, the impact of branch consolidation and merger-related expenses, gains or losses on AFS securities and onetime adjustments such as FHLB Advances prepayment penalty, swap termination expense, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and one-time tax adjustments (positive or negative) resulting from Federal and State tax examinations for tax years outside of the Performance Period.

•	Net Earnings (excluding the aforementioned activities) /Average Tangible Common Equity
o	ROATCE is calculated for SSC and Peer Group each year over the three-year performance period and each year’s ROATCE is averaged to arrive at the the three-year ROATCE.
o	Awards will be earned as follows, comparing SSC’s three-year ROATCE percentile ranking within Peer Group:
•	Below 25th percentile = 0% of Target Award earned
•	25th percentile = 50% of Target Award earned
•	50th percentile = 100% of Target Award earned
•	75th percentile or greater = 150% of Target Award earned

Awards are earned pro rata between the 25th percentile and the 50th percentile, and between the 50th percentile and the 75th percentile.

For the ROATCE PSUs, the Committee shall make the following adjustments to the calculation of the Peer Percentile or the composition of the Peer Group during the Performance Period as follows:  (1)  if a member of the Peer Group is acquired by another company, or during the Performance Period announces that it will be acquired by another company, then the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period; (2) if a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period, in which case it will be removed from the Peer Group for the entire Performance Period; (3) if a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the entire Performance Period; (4) if a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period; (5) to the extent that SSC and/or any member of the Peer Group splits its stock or declares a distribution of shares, such company’s performance will be appropriately adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies; (6) members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group and with an assumed ROATCE of 0; and (7) the Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

2021 Peer Group

Company Name	Ticker	City	State	Asset Size
Comerica, Inc.	CMA	Dallas	TX	84.3 b
Zions Bancorp, NA	ZION	Salty Lake City	UT	76.4 b
People’s United Financial Inc.	PBCT	Bridgeport	CT	61.5 b
Synovus Financial Corp.	SNV	Columbus	GA	54.1 b
TCF Financial Corp.	TCF	Detroit	MI	50.0 b
East West Bancorp	EWBC	Pasadena	CA	49.4 b
First Horizon National Corp.	FHN	Memphis	TN	48.6 b
Wintrust Financial Corp.	WTFC	Rosemont	IL	43.5 b
Valley National Bancorp	VLY	Wayne	NJ	41.7 b
Cullen/Frost Bankers Inc.	CFR	San Antonio	TX	39.3 b
F.N.B Corp.	FNB	Pittsburgh	PA	37.7 b
Associated Banc-Corp	ASB	Green Bay	WI	35.5 b
BankUnited Inc.	BKU	Miami Lakes	FL	34.7 b
Pinnacle Financial Partners	PNFP	Nashville	TN	33.4 b
Hancock Whitney Corp.	HWC	Gulfport	MS	33.2 b
Prosperity Bancshares Inc.	PB	Houston	TX	32.9 b
Webster Financial Corp.	WBS	Waterbury	CT	32.7 b
Sterling Bancorp	STL	Montebello	NY	30.8 b
Commerce Bancshares Inc.	CBSH	Kansas City	MO	30.4 b
UMB Financial Corp.	UMBF	Kansas City	MP	29.7 b
Umpqua Holdings Corp.	UMPQ	Portland	OR	29.6 b
PacWest Bancorp	PACW	Beverly Hills	CA	27.3 b
Bank OZK	OZK	Little Rock	AR	26.3 b